EXHIBIT 99.1

 NTPK RESULTS – FIRST QUARTER ENDED SEPTEMBER 30, 2013

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the quarter ended September 30, 2013.

Financial Highlights Q1, 2013-14

• Revenues increased by 38% over the corresponding quarter of fiscal 2012-13
• Gross profit ratio remained at 41% almost same as of the comparable quarter
• Net income increased to Rs. 140 million compared with Rs. 56 million in corresponding quarter

NetSol PK reported revenues of Rs. 530 million, which represents a 38% increase as compared to Rs. 383 million reported for the comparable quarter of fiscal 2013. Company posted gross profit of Rs. 216 million, as compared to Rs. 152 million reported in the comparative quarter.

As a percentage to total sales, gross margin was around 41% almost same as in the comparable quarter of fiscal 2013. The company’s net profit margin improved to 26%, compared with 15% achieved a year ago. Main reason of this increase in net profit is the currency exchange gain recorded by the company due to massive devaluation of Pak Rupee against other foreign currencies. Diluted earnings per share were 1.57 rupees per share compared to 0.72 rupees per share reported in the corresponding period of fiscal 2013.